Exhibit 99.2

Contacts:	For Media:	John Calagna (212) 578-6252

	For Investors:	Conor Murphy (212) 578-7788
METLIFE BOARD OF DIRECTORS SETS DATE FOR
2010 ANNUAL SHAREHOLDERS MEETING
NEW YORK, February 19, 2010 – The board of directors of MetLife, Inc. (NYSE: MET) announced today that the company will hold its 2010 annual shareholders meeting on Tuesday, April 27, 2010. The board of directors established March 1, 2010 as the record date for determining shareholders entitled to vote at the meeting, which will begin at 1:00 p.m. (ET) and take place in New York City.
MetLife, Inc. is a leading provider of insurance, employee benefits and financial services with operations throughout the United States and the Latin America, Europe and Asia Pacific regions. Through its subsidiaries and affiliates, MetLife, Inc. reaches more than 70 million customers around the world and MetLife is the largest life insurer in the United States (based on life insurance in-force). The MetLife companies offer life insurance, annuities, auto and home insurance, retail banking and other financial services to individuals, as well as group insurance and retirement & savings products and services to corporations and other institutions. For more information, visit www.metlife.com.
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